UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 8, 2013

NBTY, Inc.

(Exact name of registrant as specified in charter)

333-172973

(Commission File Number)

DELAWARE	11-2228617
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

2100 Smithtown Avenue	11779
Ronkonkoma, New York	(Zip Code)
(Address of principal executive offices)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                                        Costs Associated with Exit or Disposal Activities.

On March 12, 2013, NBTY, Inc. (the “Company”) initiated a restructuring plan in order to streamline its operations and improve the profitability and return on invested capital of its manufacturing/packaging and distribution facilities.  The restructuring is expected to be completed in fiscal 2014 and will involve the sale or closure of seven of the Company’s manufacturing/packaging and distribution facilities. Facilities that will be impacted by the restructuring include the Company’s distribution facilities in Carson, California; South Plainfield, New Jersey and Lyndhurst, New Jersey and manufacturing/packaging facilities in Carson, California; South Plainfield, New Jersey; Lyndhurst, New Jersey and Wilson, North Carolina.

The restructuring plan commenced in the second fiscal quarter of 2013 and is expected to be completed in fiscal 2014. The restructuring is expected to result in cumulative charges of approximately $30 million to $45 million before tax over that period, of which noncash charges will consist primarily of incremental depreciation ranging from $13 million to $18 million.

Item 2.06                                           Material Impairments

To the extent applicable, the disclosures under Item 2.05 above are incorporated into this Item 2.06 by reference.

Safe Harbor Statement

The statements in this release state the Company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 14, 2013

NBTY, Inc.

By:	/s/ Christopher Brennan
Christopher Brennan
Senior Vice President, General Counsel